Exhibit 99.1

News from Graham Packaging

Contact:

Donald C. Sarvey
Editorial Enterprises, Inc.

(717) 236-7716

editorialenterprises@earthlink.net

May 12, 2006

FOR IMMEDIATE RELEASE

Graham Packaging records 4% gain

in 1st quarter net sales

YORK, Pennsylvania, USA—Graham Packaging Holdings Company, parent company of Graham Packaging Company, L.P., today reported a 4 percent increase in net sales in the first quarter of 2006, compared to the first quarter of 2005.

Chairman and CEO Philip R. Yates said net sales for the three months ended March 31, 2006, totaled $645.0 million, an increase of $24.5 million from $620.5 million for the three months ended March 31, 2005.

Yates said the gain in net sales was due primarily to an increase in resin pricing, but noted the number of container units sold overall also increased by 3.8 percent. While sales were up 6.2 percent in North America, they were down 12.8 percent in Europe and 1.3 percent in South America.

In North America, sales of containers for the food and beverage, household and automotive lubricants product categories outperformed sales of containers for the personal care/specialty product category. Sales in Europe were affected by unfavorable exchange rates while units were up slightly. Sales in South America were affected by a shift to smaller containers but offset somewhat by favorable exchange rates there.

“Even though we had good year-over-year unit growth,” Yates said, “I would describe the quarter as choppy with volumes negatively impacted by the publicly announced inventory resets at the retail level. There also still seems to be some instability in the marketplace as a result of the dramatic swings in all raw materials pricing driven by last year’s hurricanes and the run-up in oil and energy costs.”

Yates said he was pleased with the ongoing integration of O-I Plastic Container. Graham Packaging essentially doubled in size as a result of the $1.2 billion acquisition of O-I Plastic in October 2004. “Though we are not quite finished, we have largely worked our way through the consolidations and productivity improvements that we felt were necessary to put us in the best competitive position,” he said. “At the same time, we are beginning to see the top-line benefits of the expanded technology portfolio and enhanced product development capabilities that were among the reasons for the acquisition of O-I.”

Chief Financial Officer John E. Hamilton said operating income for the first quarter of 2006 dropped by $5.1million, or 12.0 percent, from $42.5 million in the first quarter of 2005 to $37.4 million in the first quarter of 2006.

Hamilton said, “During the Rita/Katrina hurricane events of last year, we made extraordinary efforts to procure raw materials and build inventory levels above what we would normally do to make certain we met our customers’ requirements in the short term and build for the peak isotonic beverage demand in the long term.”

Exhibit 99.1

As a result, the quarter was negatively impacted by the sales of product produced at higher resin prices in the fourth quarter of 2005 and sold as resin dropped in price during the first quarter of 2006.

Hamilton said the company experienced a net loss of $10.0 million in the first quarter of 2006, compared to a net loss of $11.5 million for the first quarter of 2005.

He noted that net interest expense increased by 17.8 percent in the first quarter of 2006, rising $7.6 million from $42.8 million in the first quarter of 2005 to $50.4 million for the same period this year due primarily to higher interest rates.

Hamilton said covenant compliance EBITDA (earnings before interest, taxes, depreciation, and amortization)* was $428.2 million for the four quarters ended March 31, 2006, excluding certain required adjustments of $29.1 million.

Reconciliation of net loss to EBITDA

Four quarters ended March 31, 2006
(In millions)
Net loss	$(51.1)
Interest income	(0.7)
Interest expense	192.6
Income tax provision	1.0
Depreciation and amortization	199.3
EBITDA	341.1

Reconciliation of EBITDA to covenant compliance EBITDA

Four quarters ended March 31, 2006
(In millions)
EBITDA	$341.1
Minority interest	0.2
Impairment charges	5.7
Other non-cash charges	13.8
Fees related to monitoring agreements (a)	5.0
Non-recurring items (b)	62.4
Pro forma adjustments (c)	29.1
Covenant compliance EBITDA	$457.3

(a)	Represents annual fees paid to Blackstone and a limited partner of Holdings under monitoring agreements.
(b)	The company is required to adjust EBITDA, as defined above, for the following non-recurring items:
Four quarters ended March 31, 2006
(In millions)
Reorganization and transaction related costs (i)	$39.4
Project startup costs (ii)	23.0
$62.4

Exhibit 99.1

(i)	Represents non-recurring costs related to the acquisition of O-I Plastic, global reorganization costs and other costs.
(ii)	Represents non-recurring costs associated with project startups.

(c)	The company is required to adjust EBITDA for synergy cost savings, as defined in the Credit Agreement, and the pro forma impact of acquisitions.

Graham Packaging, based in York, is a worldwide leader in technology-based, customized blow-molded plastic containers for the branded food and beverage, household, personal care/specialty, and automotive lubricants product categories. The company produces more than 20 billion container units at 87 plants in North America, Europe, and South America, and had 2005 sales of $2.5 billion.

The company is a leading U.S. supplier of plastic containers for hot-fill juice and juice drinks, sports drinks, drinkable yogurt and smoothies, nutritional supplements, wide-mouth food, dressings, condiments, and beers; the leading global supplier of plastic containers for yogurt drinks; the leading supplier of plastic containers for liquid laundry detergent; and the number-one supplier in the U.S., Canada, and Brazil of one-quart/one-liter plastic HDPE (high-density polyethylene) containers for motor oil.

The Blackstone Group of New York is the majority owner of Graham Packaging.

*Covenant compliance EBITDA is defined as EBITDA (i.e., earnings before interest, taxes, depreciation and amortization) further adjusted to exclude non-recurring items, non-cash items and other adjustments required in calculating covenant compliance under the Credit Agreements and the Notes, as shown in the table below. Covenant compliance EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be used as an alternative to net income as an indicator of operating performance or to cash flow as a measure of liquidity. The Company believes that the inclusion of covenant compliance EBITDA in this quarterly report on Form 10-Q is appropriate to provide additional information to investors about the calculation of certain financial covenants in the Credit Agreements and the Notes. Because not all companies use identical calculations, these presentations of covenant compliance EBITDA may not be comparable to other similarly titled measures of other companies.

This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The company’s future operating results will be affected by various uncertainties and risk factors, many of which are beyond the company’s control. For a description of these uncertainties and risk factors, and for a more complete description of the company’s results of operations, see the company’s Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

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